COMMENTS \* UPPER \* MERGEFORMAT 40472538.8

Exhibit 10.19

Final Version

Executive Form

E2open Parent Holdings, inc.
Stock Option Grant Notice
(2021 omnibus INCENTIVE PLAN)

E2open Parent Holdings, Inc. (the “Company”), pursuant to its 2021 Omnibus Incentive Plan, as amended (the “Plan”), hereby grants to Participant an option to purchase the number of shares of the Company’s Stock set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this Stock Option Grant Notice (this “Grant Notice”), in the Option Agreement (attached hereto as Attachment I), the Plans, which has been made available to you on the Company Intranet, and the Vesting Schedule (attached hereto as Attachment II) both of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this Grant Notice and the Plan, the terms of the Plan will control.

Name of Participant:
Date of Grant:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Expiration Date:

Type of Grant: Nonqualified Stock Option

Exercise Schedule: Same as Vesting Schedule

Vesting Schedule: Attached hereto as Attachment II

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Option Agreement and the Plan. Participant acknowledges and agrees that this Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Participant further acknowledges that, as of the Date of Grant, this Grant Notice, the Option Agreement and the Plan set forth the entire agreement and understanding between Participant and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) Awards previously granted and delivered to the Participant, (ii) the Company’s Clawback Policy, if applicable, and any other compensation recovery policy that is adopted by the Company or is otherwise required by applicable law, and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this Award upon the terms and conditions set forth therein. By accepting this Award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

COMMENTS \* UPPER \* MERGEFORMAT 40472538.8

E2open Parent Holdings, Inc.	Participant:
By:
Signature	Signature
Title:	Date:

Date:

Attachments: Option Agreement and Vesting Schedule

Attachment I

E2open Parent Holdings, inc.
2021 omnibus INCENTIVE PLAN

Nonqualified Stock Option Agreement

Pursuant to the Stock Option Grant Notice (the “Grant Notice”) and this Option Agreement (this “Agreement”), E2open Parent Holdings, Inc. (the “Company”) has granted you an Award of an Option under its 2021 Omnibus Incentive Plan, as amended (the “Plan”) to purchase the number of shares of the Company’s Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The Option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

If there is any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control. The details of your option (this or your “Option”), in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.
Vesting. Subject to the limitations contained herein, your Option will vest as provided in your Grant Notice. Vesting will cease upon your Termination. Except as set forth in this Section 1, upon your Termination, the portion of your Option that is not vested pursuant to vesting terms provided in Attachment II as of the date of such Termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such underlying shares of Stock.
(a)
Involuntary Termination During Performance Period. Upon your Termination (i) by the Company or any of its Affiliates for a reason other than Disability or Cause, or (ii) by you for Good Reason (an “Involuntary Termination”) during the Performance Period (as defined in Attachment II), one-fourth of your Option will remain outstanding and eligible to performance vest in accordance with Attachment II. A pro rata portion of the number of shares of Stock subject to your Option, if any, that subsequently performance vest pursuant to Attachment II will immediately time vest at the end of the Performance Period, with such pro rata portion equal to the number of full months you were employed by the Company or any of its Affiliates between March 1, 2021 and February 28, 2022 divided by twelve (12).
(b)
Defined Terms. For purposes of this Agreement,
(i)
“Annual Target Compensation” means the sum of your annual base salary (and does not include any other compensation, including but not limited to incentive bonuses, car allowances or any other type of perquisites or benefits), target annual cash bonus and target annual long-term equity incentive compensation opportunity as established by the Committee and, as applicable, reported in the Compensation Discussion & Analysis (CD&A) section of the Company’s annual proxy statement.

(ii)
“Comparable Employment” means employment on terms which provide (A) the same or greater rate of Annual Target Compensation, (B) substantially the same, equivalent or higher job title and level of responsibility as you had prior to the offer, disregarding any adjustment to your job title or level of responsibility to reflect your placement within the overall organizational hierarchy due to the Company becoming a business unit of the Company’s successor or an acquirer in a Change in Control, and (C) a principal work location that is both (i) no more than fifty (50) miles from your then-current office location and (ii) does not materially increase your travel time from your then-current residence (other than in connection with any teleworking or other arrangement related to a public health or safety emergency).
(iii)
“Good Reason” means the occurrence of any one or more of the following without your written consent: (A) a ten percent (10%) or greater reduction in your then-current base salary or target annual cash bonus or a fifteen percent (15%) or greater reduction in your then current Annual Target Compensation (other than (i) a reduction in connection with an across-the-board reduction for the Chief Executive Officer and each of his or her direct reports, (ii) a temporary reduction in your then-current Annual Target Compensation due to reasonably unforeseeable circumstances that materially impact the Company’s business or operations, or (iii) a reduction in your Annual Target Compensation in a particular fiscal year due to the expiration of a special, one-time increase in your Annual Target Compensation applicable to the immediately prior fiscal year); (B) a material diminution in your authorities, duties, or responsibilities (other than as a result of the Company ceasing to be a publicly traded company), or the assignment to you of duties inconsistent with your then-current authorities, duties or responsibilities; or (C) the Company’s requiring you to be based at an office location that is at least fifty (50) miles from your then-current office location and that materially increases your travel time from your then-current residence (other than in connection with any teleworking or other arrangement related to a public health or safety emergency); provided, that you may not rely on any particular action or event as a basis for terminating your employment due to Good Reason unless you deliver a notice based on that action or event within thirty (30) days after its occurrence and the Company has failed to correct the circumstances cited by you as constituting Good Reason within thirty (30) days of receiving such notice, and you terminate employment within ten (10) days following the Company’s failure to correct. However, no event shall be considered to constitute Good Reason if you are offered Comparable Employment with respect to your position, determined without giving effect to the events allegedly constituting Good Reason, by the Company or any Affiliate of the Company, regardless of whether you accept such offer of employment.
(c)
Involuntary Termination After the Performance Period. Upon your Involuntary Termination after the completion of the Performance Period, a number of shares of Stock subject to your Option, if any, that previously performance vested pursuant to Attachment II will immediately time vest, equal to the difference between (x) the product of (A) the aggregate number shares of Stock subject to your Option, if any, that previously performance vested pursuant to Attachment II, times (B) the number of full months you were employed by the Company or any of its Affiliates during the period between March 1, 2021 and February 28, 2025 divided by forty-eight (48), and (y) the number of shares of Stock subject to your Option that have vested prior to the date of such Involuntary Termination.
(d)
Effect of a Change in Control. If a Change in Control occurs during the Performance Period, the number of shares of Stock subject to your Option that would performance vest at Target Level (as defined in Attachment II) of performance will immediately performance vest and continue to time vest in accordance with Section 2 of Attachment II. Upon your Termination following a Change in Control due to your death, Disability or Involuntary Termination, the portion of your Option that have previously performance vested (including any portion of your Option that performance vested as a result of this Section 1(d) will immediately time vest.
(e)
Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the committee may, in its sole discretion, provide for accelerated vesting of the number of shares of Stock subject to your Option at any time and for any reason.
2.
Number of Shares and Exercise Price. The number of shares of Stock subject to your Option and your exercise price per share in your Grant Notice will be adjusted from time to time for capitalization adjustments, as provided in the Plan. Any additional shares become subject to the Option pursuant to this Section 2, if any, shall be subject, in a manner determined by the Committee, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other shares covered by your Option. Notwithstanding the provisions of this Section 2, no fractional shares or rights for fractional shares of Stock shall be created pursuant to this Section 2. Any fraction of a share will be rounded down to the nearest whole share.
3.
Method of Payment. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in a manner approved by the Committee and in accordance with applicable law, which may include any of the following payment methods: (i) in immediately available funds in U.S. dollars, or by certified or bank cashier’s check, (ii) by delivery of shares of Stock having a value equal to the exercise price, (iii) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with shares of Stock subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations, or (iv) by any other means approved by the Committee. Notwithstanding anything herein to the contrary, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.
4.
Whole Shares. You may exercise your Option only for whole shares of Stock.
5.
Securities Law Compliance. In no event may you exercise your Option unless the shares of Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your Option also must comply with all other applicable laws and regulations governing your Option and the Company’s policies, including without limitation the Company’s Insider Trading Policy, as amended from time to time, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws, regulations or Company policies, if applicable.

6.
Term. You may not exercise your Option before the Date of Grant or after the expiration of the Option’s term. The term of your Option shall expire upon a Termination in accordance with Section 5(f) of the Plan, and such Section 5(f) of the Plan is incorporated herein by reference and made a part hereof.
7.
Exercise.
(a)
You may exercise the vested portion of your Option during its term by (i) completing such documents and/or procedures designated by the Company, or a third party designated by the Company, for exercise, and (ii) paying the exercise price and any applicable withholding taxes, together with such additional documents as the Company may then require.
(b)
By exercising your Option you agree that, as a condition to any exercise of your Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your Option, or (ii) the disposition of shares of Stock acquired upon such exercise.
8.
Transferability of Options. Except as otherwise provided in this Section 9, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.
(a)
Beneficiary Designation. Upon receiving written permission from the Committee or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this Option and receive the Stock or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this Option and receive, on behalf of your estate, the Stock or other consideration resulting from such exercise.
9.
Dividends. You shall receive no benefit or adjustment to your Option with respect to any cash dividend, stock dividend or other distribution that does not result from the adjustment provided in Section 10(a) of the Plan.
10.
Restrictive Legends. The shares of Stock issued under your Option shall be endorsed with appropriate legends, if applicable, as determined by the Company.
11.
Award Not A Service Contract. This Agreement is not an employment or service contract, and nothing in this Agreement will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or service.
12.
Withholding Obligations.
(a)
At the time you exercise your Option, in whole or in part, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you hereby authorize any required withholding from the shares of Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your exercise (the “Withholding Taxes”). Additionally, the Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your exercise by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; (iii) permitting or requiring you to enter into a “same day sale” commitment, whereby Withholding Taxes may be satisfied with a portion of the shares of Stock to be delivered in connection with your exercise by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell a portion of the shares of Stock and to deliver all or part of the sale proceeds to the Company and/or its Affiliates in payment of the amount necessary to satisfy the Withholding Taxes obligation; (iv) withholding shares of Stock from the shares of Stock issued or otherwise issuable to you in connection with the Option with a Fair Market Value (measured as of the date of exercise) equal to the amount of such Withholding Taxes; provided, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Committee; or (v) such other arrangements as are satisfactory to the Committee.
(b)
You may not exercise your Option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your Option when desired even though your Option is vested, and the Company will have no obligation to issue a certificate for such shares of Stock or release such shares of Stock from any escrow provided for herein, if applicable, unless such obligations are satisfied.
(c)
In the event the Company’s obligation to withhold arises prior to the delivery to you of shares of Stock or it is determined after the delivery of shares of Stock to you that the amount of the Company’s withholding obligations was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
13.
Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its officers, directors, employees or Affiliates related to tax liabilities arising from your Option or your other compensation. In particular, you acknowledge that this Option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the Option.
14.
Notices. Any notices provided for in your Option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15.
Governing Plan Document. Your Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your Option and those of the Plan, the provisions of the Plan will control. This Agreement shall be governed by and construed in accordance with the laws of the State of delaware. Any dispute, controversy or claim between YOU and the Company arising out of or related to this Agreement shall be resolved by arbitration in accordance with THE PROVISIONS RELATING TO ARBITRATION SET FORTH IN THe PLAN.
16.
Clawback/Recoupment Policy. Your Option (and any compensation paid or shares issued under your Option) is subject to recoupment in accordance with the Company’s Clawback Policy, if applicable, The Dodd Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any other clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.
17.
Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you hereby acknowledge receipt of the Company’s Code of Conduct and Ethics and Insider Trading Policy, each, as in effect from time to time, which, among other things, prohibit certain individuals from selling shares during certain “black-out” periods.
18.
Effect On Other Employee Benefit Plans. The value of this Option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
19.
Voting Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
20.
Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
21.
Data Privacy. You explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in Section 20(g) of the Plan (such Section 20(g) of the Plan is incorporated herein by reference and made a part hereof) by and among, as applicable, the Company, its Affiliates, third-party administrator(s) and other possible recipients for the exclusive purpose of implementing, administering, and managing the Plan and Awards and your participation in the Plan. You acknowledge, understand and agree that Data may be transferred to third parties, which will assist the Company with the implementation, administration and management of the Plan.
22.
Miscellaneous.
(a)
The rights and obligations of the Company under your Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.
(b)
You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Option.
(c)
You acknowledge and agree that you have reviewed your Option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Option, and fully understand all provisions of your Option.
(d)
This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)
All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

* * *

This Agreement will be deemed to be signed by you upon the signing by you of the Stock Option Grant Notice to which it is attached.

Attachment II

Vesting Schedule

1.
Vesting.
(a)
General. Your Option will vest on a performance and time basis. The number of shares of Stock subject to your Option that vests on a performance basis will be determined from the period beginning March 1, 20__ and ending February 28, 20__ (the “Performance Period”) in accordance with Section 1(b). The number of shares of Stock subject to your Option that have performance vested pursuant to Section 1(b) will time vest in accordance with Section 2. Your Option will not be vested as to any portion thereof unless and until such portion has both performance and time vested in accordance with this Section 1.
(b)
Performance Vesting. Your Option is eligible to performance vest based on the Company’s achievement as measured against the Organic Revenue Growth Metric, Net Bookings Metric, and Adjusted EBITDA Metric (collectively, the “Performance Metrics”) set forth below during the Performance Period. The number of Options that performance vests will be determined in accordance with this Attachment II and will be determined using straight line interpolation for performance between performance goals established for the Performance Metrics. Any portion of your Option that does not performance vest as of the end of the Performance Period will be immediately forfeited.
(c)
Organic Revenue Growth Metric. The Organic Revenue Growth Metric will be used to determine the Company’s Organic Revenue Growth (as defined below) for the Performance Period as measured against the Company’s adjusted revenue for the twelve (12)-month period beginning March 1, 20__ and ending February 28, 20__ (the “Base Revenue”). The Committee will determine the Company’s Base Revenue as soon as reasonably practicable following February 28, 20__, which determination shall be final, binding and conclusive. As soon as reasonably practicable after the Performance Period, the Committee will determine the Company’s revenue for the Performance Period in a manner substantially consistent with the methodology used to calculate the Base Revenue; provided that revenue from new or acquired business operations will not be taken into account (such amount of revenue, the “20__ Revenue”). The Committee’s determination of the 20__ Revenue will be final, binding and conclusive. The Company’s Organic Revenue Growth will be the percentage equal to (A-B)/B, where “A” equals the 20__ Revenue and “B” equals the Base Revenue.

The percentage of the Option that will performance vest based on the Organic Revenue Growth Metric is as follows:

Organic Revenue Growth – 60% of Award	Vesting Percentage
Organic Revenue Growth below __%	0.0%
Organic Revenue Growth equal to __%	25.0%
Organic Revenue Growth equal to __%	35.0%
Organic Revenue Growth equal to __%	42.5%
Organic Revenue Growth equal to __%	50.0%
Organic Revenue Growth equal to __%	70.0%
Organic Revenue Growth equal to __%	90.0%
Organic Revenue Growth equal to __%	100.0%

(d)
Net Bookings Metric and Adjusted EBITDA Metric. The Net Bookings Metric and Adjusted EBITDA Metric will make up 40% of performance for the Performance Period as measured against the fiscal year 20__ operating plan, which shall be approved by the Board of Directors on an annual basis. As soon as reasonably practicable after the Performance Period, the Committee will determine the Company’s net bookings and adjusted EBITDA for the Performance Period. The Committee’s determination of the Net Bookings Metric and Adjusted EBITDA Metric will be final, binding and conclusive.

The percentage of the Option that will performance vest based on the Net Bookings Metric and Adjusted EBITDA Metric is as follows:

Net Bookings 20% of Award	Vesting %	Adjusted EBITDA 20% of Award	Vesting %
65%	0.0%	85%	0.0%
74%	12.5%	89%	12.5%
83%	25.0%	93%	25.0%
100%	50.0%	100%	50.0%
103%	70.0%	103%	70.0%
106%	90.0%	106%	90.0%
108%	100.0%	108%	100.0%

(e)
Committee Authority. The Committee will make all determinations and calculations regarding the Performance Metrics, the applicable performance goal established with respect to the Performance Metrics and the measurement of the Company’s performance, which determinations will be final, binding and conclusive. The Committee may, but will not be required to, adjust any of its determination based on acquisitions or dispositions of assets or business units and any other one-time or extraordinary events.
23.
Time Vesting. The portion of your Option that performance vested pursuant to Section 1 will time vest in ratable installments on May 1 of each of 202_, 202_, 202_, and 202_ if you are then employed by the Company.